PROCEPT BioRobotics® Reports Second Quarter 2023 Financial Results and Increases 2023 Revenue Guidance

REDWOOD CITY, Calif., July 27, 2023 -- PROCEPT BioRobotics Corporation (Nasdaq: PRCT) (the “Company”), a surgical robotics company focused on advancing patient care by developing transformative solutions in urology, today reported unaudited financial results for the quarter ended June 30, 2023.

Recent Highlights

•Total revenue of $33.1 million for the second quarter of 2023, an increase of 98% compared to the same period in 2022
•Sold a record 40 U.S. robotic systems in the second quarter of 2023
•U.S. system and rental revenue of $14.8 million for the second quarter of 2023, an increase of 74% compared to the same period in 2022
•U.S. handpiece and consumables revenue of $13.6 million for the second quarter of 2023, an increase of 138% compared to the same period in 2022
•Increased fiscal year 2023 total revenue guidance to $131.0 million
•Received positive coverage policy decision from United Healthcare, effective June 1, 2023
•Initiated patient enrollment in Japanese post market survey in mid-July

“Our record performance in the second quarter reflects strong execution across all our growth drivers. Procedure numbers saw impressive growth in the quarter, largely attributed to increased utilization rates among our existing accounts on a sequential basis. As we move into the second half of 2023, our pipeline of opportunities continues to grow meaningfully, which gives us increased confidence to meet our growth objectives,” said Reza Zadno, Chief Executive Officer. “We believe the combination of compelling long-term clinical data, increased private payor coverage, outstanding real-world patient outcomes and an expanded field based commercial team continue to drive surgeon interest, patient demand and adoption of Aquablation® therapy."

Second Quarter 2023 Financial Results

Total revenue for the second quarter of 2023 was $33.1 million, an increase of 98% compared to the prior year period. U.S. revenue was $29.9 million, representing growth of 102% compared to the prior year period. The increase was primarily driven by system sales to new hospital customers and increased handpiece revenue. U.S. handpiece and consumable revenue for the second quarter of 2023 was $13.6 million, an increase of 138% compared to the prior year period. Second quarter of 2023 monthly utilization per account increased 9% compared to the prior year period. U.S. system revenue for the second quarter of 2023 was a record $14.8 million, an increase of 74% compared to the prior year period. As of June 30, 2023, the install base of AquaBeam Robotic Systems in the U.S. was 233 systems. International revenue was $3.2 million for the quarter, an increase of 68% compared to the prior year period.

Gross margin for the second quarter 2023 was 56% compared to 51% in the prior year period and 51% in the first quarter of 2023. Sequential gross margin improvement was primarily attributable to increased operations and manufacturing efficiencies to absorb overhead expenses and increased sales volume.

Operating expenses in the second quarter of 2023 were $44.1 million, compared with $26.4 million in the prior year period. The increase was driven by increased sales and marketing expenses primarily to expand the commercial organization, and increased research and development and general and administrative expenses.

Net loss was $25.3 million for the second quarter of 2023, compared to a loss of $19.2 million in the prior year period. Adjusted EBITDA was a loss of $19.9 million for the second quarter of 2023, compared to a loss of $14.6 million in the prior year period.

Cash and short-term investments as of June 30, 2023, totaled $149.7 million, while long-term borrowings totaled $52.0 million.

Full Year 2023 Financial Guidance

•The Company projects revenue for the full year 2023 to be approximately $131 million, which represents 75% growth over the Company’s prior year revenue. This compares to previous revenue guidance of $128 million.

•The Company projects full year 2023 gross margin to be approximately 55%. This compares to previous guidance of approximately 54%.
•The Company projects full year 2023 total operating expense of approximately $174 million. This compares to previous guidance of approximately $167 million.
•The Company projects full year 2023 Adjusted EBITDA loss to be ($74.5) million.

Adjusted EBITDA is a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). For more information about the Company’s use of non-GAAP financial measures, please see the section below titled “Use of Non-GAAP Financial Measures (Unaudited).”

Webcast and Conference Call Information
PROCEPT BioRobotics will host a conference call to discuss the second quarter 2023 financial results on Thursday, July 27, 2023, at 8:00 a.m. Eastern Time.

Investors interested in listening to the conference call may do so by following one of the below links:
•Webcast link for interested listeners:
◦https://edge.media-server.com/mmc/p/fw7aiho7
•Dial-in registration for sell-side research analysts:
◦https://register.vevent.com/register/BIef004df48e304420a49f82d3ae63fa4a

About PROCEPT BioRobotics Corporation
PROCEPT BioRobotics is a surgical robotics company focused on advancing patient care by developing transformative solutions in urology. PROCEPT BioRobotics develops, manufactures and sells the AquaBeam Robotic System, an advanced, image-guided, surgical robotic system for use in minimally invasive urologic surgery with an initial focus on treating benign prostatic hyperplasia, or BPH. BPH is the most common prostate disease and impacts approximately 40 million men in the United States. PROCEPT BioRobotics designed Aquablation therapy to deliver effective, safe and durable outcomes for males suffering from lower urinary tract symptoms, or LUTS, due to BPH that are independent of prostate size and shape or surgeon experience. The Company has developed a significant and growing body of clinical evidence, which includes nine clinical studies and over 150 peer-reviewed publications, supporting the benefits and clinical advantages of Aquablation therapy.

Use of Non-GAAP Financial Measures (Unaudited)
This press release references Adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization and stock-based compensation. Non-GAAP financial measures are not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any other performance measures derived in accordance with GAAP.

The Company believes that presenting Adjusted EBITDA provides useful supplemental information to investors about the Company in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational decision making. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore any non-GAAP measures the Company uses may not be directly comparable to similarly titled measures of other companies.

Forward Looking Statements
This release contains forward‐looking statements within the meaning of federal securities laws, including with respect to the Company’s projected financial performance for full year 2023, statements regarding the potential utilities, values, benefits and advantages of Aquablation® therapy performed using PROCEPT BioRobotics’ products, including AquaBeam® Robotic System, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on our current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which we are not currently aware. Forward-looking statements may include statements regarding financial guidance, market opportunity and penetration, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margin, profitability, operating expenses, installed base growth, commercial momentum and overall business strategy. Forward‐looking statements should not be read as a guarantee of future performance or results and may not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward‐looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward‐looking statements as a result of these risks and uncertainties. These risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K filed with the SEC on February 28, 2023. PROCEPT BioRobotics does not undertake any obligation to update forward‐looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward‐looking statements contained herein. These forward-looking statements should not be relied upon as representing PROCEPT BioRobotics’ views as of any date subsequent to the date of this press release.

Important Safety Information
All surgical treatments have inherent and associated side effects. For a list of potential side effects visit https://aquablation.com/safety-information/

Investor Contact:
Matt Bacso, CFA
VP, Investor Relations and Business Operations
m.bacso@procept-biorobotics.com

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$33,104	$16,691	$57,508	$30,888
Cost of sales	14,675	8,205	26,588	14,710
Gross profit	18,429	8,486	30,920	16,178
Operating expenses:
Research and development	11,613	6,706	22,350	11,717
Selling, general and administrative	32,441	19,655	62,574	38,040
Total operating expenses	44,054	26,361	84,924	49,757
Loss from operations	(25,625)	(17,875)	(54,004)	(33,579)
Interest expense	(965)	(1,441)	(1,851)	(2,862)
Interest and other income, net	1,305	132	2,084	72
Net loss	$(25,285)	(19,184)	(53,771)	(36,369)
Net loss per share, basic and diluted	$(0.56)	$(0.43)	$(1.19)	$(0.82)
Weighted-average common shares used to
Compute net loss per share attributable to
Common shareholders, basic and diluted	45,160	44,324	45,023	44,091

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(25,285)	$(19,184)	$(53,771)	$(36,369)
Depreciation and amortization expense	642	717	1,435	1,475
Stock-based compensation expense	5,104	2,676	8,827	4,228
Interest (income) and interest expense, net	(400)	1,196	(351)	2,581
Adjusted EBITDA	$(19,939)	$(14,595)	$(43,860)	$(28,085)

PROCEPT BioRobotics Corporation
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED 2023 EBITDA Guidance
(Unaudited, in thousands)

2023
Net loss	$(100,650)
Depreciation and amortization expense	4,800
Stock-based compensation expense	22,200
Interest (income) and interest expense, net	(850)
Adjusted EBITDA	$(74,500)

PROCEPT BioRobotics Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$149,691	$221,859
Restricted cash, current	777	777
Accounts receivable, net	33,173	15,272
Inventory	42,636	28,543
Prepaid expenses and other current assets	3,739	6,175
Total current assets	230,016	272,626
Restricted cash, non-current	3,038	3,038
Property and equipment, net	16,357	8,656
Operating lease right-of-use assets, net	21,563	23,481
Intangible assets, net	1,341	1,477
Other assets	131	51
Total assets	$272,446	$309,329

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$10,036	$9,391
Accrued compensation	9,949	13,447
Deferred revenue, current	4,717	2,855
Operating leases, current	2,354	2,129
Other current liabilities	8,889	7,468
Total current liabilities	35,945	35,290
Long-term debt	51,275	51,213
Operating leases, non-current	27,135	23,975
Loan facility derivative liability	1,832	1,779
Deferred revenue, non-current	357	—
Total liabilities	116,544	112,257

Stockholders’ equity:
Additional paid-in capital	558,352	545,753
Accumulated other comprehensive loss	(6)	(6)
Accumulated deficit	(402,444)	(348,675)
Total stockholders’ equity	155,902	197,072
Total liabilities and stockholders’ equity	$272,446	$309,329

PROCEPT BioRobotics Corporation
REVENUE BY TYPE AND GEOGRAPHY
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
U.S.
System sales and rentals	$14,828	$8,516	$23,598	$16,270
Handpieces and other consumables	13,601	5,723	25,371	10,167
Service	1,499	567	2,734	929
Total U.S. revenue	29,928	14,806	51,703	27,366
Outside of U.S.
System sales and rentals	1,599	869	3,068	1,610
Handpieces and other consumables	1,269	832	2,175	1,578
Service	308	184	562	334
Total outside of U.S. revenue	3,176	1,885	5,805	3,522
Total revenue	$33,104	$16,691	$57,508	$30,888